As filed with the Securities and Exchange Commission on February 1, 2018

Registration No. 333-213092

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

Form S-3

UNDER

THE SECURITIES ACT OF 1933

NorthStar Real Estate Income Trust, Inc.

(Colony NorthStar Credit Real Estate, Inc., as successor by merger to NorthStar Real Estate Income Trust, Inc.)

(Exact name of registrant as specified in its charter)

Maryland	26-4141646
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

c/o Colony NorthStar Credit Real Estate, Inc.

515 S. Flower Street, 44th Floor

Los Angeles, CA 90071

(310) 282-8820

(Address, including zip code, and telephone number, including area code, of the registrant’s principal executive offices)

David A. Palamé

General Counsel and Secretary

Colony NorthStar Credit Real Estate, Inc.

590 Madison Avenue, 34th Floor

New York, New York 10022

(212) 230-3300

(Name, address, including zip code and telephone number, including area code, of agent for service)

With a copy to:

David W. Bonser

Stacey P. McEvoy

Hogan Lovells US LLP

555 13th Street, NW

Washington, DC 20004-1109

(202) 637-5600

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☒

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box:  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filter, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller Reporting Company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act:  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 to Form S-3 (this “Post-Effective Amendment”) deregisters all shares of NorthStar Real Estate Income Trust, Inc.’s (the “Company”) common stock, $0.01 par value per share (the “Common Stock”), and any other securities remaining unissued under the Registration Statement on Form S-3 (No. 333-213092) originally filed by the Company with the Securities and Exchange Commission on August 11, 2016 (the “Registration Statement”) pertaining to the registration of a maximum of 10,000,000 shares of Common Stock to be offered and sold by the Company pursuant to the Company’s amended and restated distribution reinvestment plan (the “DRP”).

On January 31, 2018, the Company completed the transaction contemplated by the Master Combination Agreement (the “Combination Agreement”), dated as of August 25, 2017, as amended and restated on November 20, 2017, by and among (i) Colony Capital Operating Company, LLC, (ii) NRF RED REIT Corp., (iii) the Company, (iv) NorthStar Real Estate Income Trust Operating Partnership, LP, (v) NorthStar Real Estate Income II, Inc., (vi) NorthStar Real Estate Income Operating Partnership II, LP, (vii) Colony NorthStar Credit Real Estate, Inc. (“CLNC”) and (viii) Credit RE Operating Company, LLC. Pursuant to the Combination Agreement, the Company merged with and into CLNC (the “Merger”), with CLNC surviving the Merger. At the effective time of the Merger, each outstanding share of Common Stock was converted into the right to receive 0.3532 shares of Class A common stock, par value $0.01 per share, of CLNC.

As a result of the Merger, the Company has terminated the DRP and any and all offerings of its securities pursuant to the Registration Statement. Accordingly, CLNC, as successor in interest by merger to the Company, hereby terminates the effectiveness of the Registration Statement and, in accordance with an undertaking made by the Company in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, removes from registration, by means of this Post-Effective Amendment, any and all securities of the Company registered but unsold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on this 1st day of February, 2018.

COLONY NORTHSTAR CREDIT REAL ESTATE, INC., as successor by merger to NorthStar Real Estate Income Trust, Inc.

By:	/s/ David A. Palamé
Name:	David A. Palamé
Title:	General Counsel and Secretary

Note: No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance on Rule 478 under the Securities Act of 1933, as amended.